                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K

                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported): May 8, 1997

                   TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
                          ----------------------------------
                (Exact name of registrant as specified in its charter)



    Delaware                  000-22393                      33-0730363
----------------------------------------------------------------------------
(State or other              (Commission                    (IRS Employer
jurisdiction of              File Number)                Identification No.)
incorporation)



     3540 Howard Way, Costa Mesa, CA                          92626-1417
------------------------------------------------------------------------------
 (Address of principal executive offices)                     (Zip Code)


          Registrant's telephone number including area code:  (714) 436-4800

          Former name or former address, if changed since last report:

          Not applicable.

ITEM 5.  OTHER EVENTS.


                   TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
                       REPORTS FIRST QUARTER FINANCIAL RESULTS


Costa Mesa, Calif., May 8, 1997 - Talbert Medical Management Holdings Corporation (the "Company") (Nasdaq: TMMCV and TMMCR), which was recently spun off from FHP International Corporation through a rights offering to the former stockholders of FHP, today reported financial results for the first quarter ended March 31, 1997. The Company reported a loss before income taxes of $9.7 million on revenue of $104.9 million for the first quarter of 1997 compared to a first quarter of 1996 loss before income taxes of $2.0 million on revenue of $117.4 million. If results for the first quarter of 1996 had been restated on a pro forma basis to reflect the revised capitation rates that took effect during the first quarter of 1997, the Company would have reported a loss before income taxes of approximately $6.8 million on revenue of approximately $113.2 million. The largest pro forma adjustment was for the one month impact of new provider agreements covering FHP capitated enrollees. The new agreements became effective on March 1, 1997.

ENROLLMENT/REVENUE
Total capitated enrollment decreased from 315,288 enrollees at March 31, 1996 to 283,127 enrollees at March 31, 1997, a decrease of 10.2 percent. During the twelve months ended March 31, 1997, the Company lost 37,455 former FHP capitated enrollees, which was partially offset by an increase of 5,294 new capitated enrollees from other payors. Enrollment trends were negatively impacted by the delayed closing of the PacifiCare/FHP merger which was announced on August 5, 1996 and closed on February 14, 1997. The Company has recently established 18 new HMO payor contracts and more than 30 new PPO payor contracts on behalf of one or more of the Company's affiliated Talbert Medical Groups.

The decrease in revenue of $12.5 million from last year's first quarter is primarily attributable to the decline in capitated enrollment and the revised capitation rates that took effect on March 1, 1997.

EXPENSES
Health care costs declined by $6.3 million from the first quarter of 1996, reflecting both lower enrollment and the benefits of cost reduction efforts, the effects of which were partially offset by increased services required by the new provider agreements. Marketing, general and administrative expenses rose by $2.2 million compared to the prior year first quarter, resulting primarily from the higher marketing and administrative costs associated with operating as an independent company.

RIGHTS OFFERING
In connection with the merger of PacifiCare Health Systems, Inc. (Nasdaq: PHSYA and PHSYB) and FHP, the Company commenced a rights offering on April 21, 1997. Transferable rights have been delivered to the former common and preferred stockholders of FHP as a part of the consideration payable in the merger. The rights entitle holders to subscribe for shares of common stock of the Company for $21.50 per share during a 30-day subscription period that expires on May 20, 1997 at 5:00 P.M., Eastern Daylight Time.

Talbert Medical Management Holdings Corporation, through its wholly-owned physician practice management company subsidiary, Talbert Medical Management Corporation, organizes and manages physician and dental practice groups that contract with health maintenance organizations and other payors to provide health care services to their members. Talbert Medical Management Corporation began operations on January 1, 1996 through a restructuring of FHP's former staff model operations and has a foundation of more than 35 years of managed health care experience. Talbert Medical Management Corporation, through its affiliated medical and dental groups, provides services in 52 medical centers located in southern California, Utah, Arizona, New Mexico and Nevada.


                                         ###
                                (see attached tables)

  TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
  NEWS RELEASE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CONSOLIDATED STATEMENTS OF INCOME
                                     (UNAUDITED)

                                                            THREE MONTH
                                                            PERIOD ENDED
                                                              MARCH 31,
                                                    ----------------------------
                                                        1997            1996
                                                    ----------------------------
(amounts in thousands, except per
share and membership data)

Revenue                                             $  104,872      $  117,395
Expenses:
  Affiliated medical services                           31,018          35,238
  Purchased medical services                            26,677          28,990
  Dental services                                        6,754           6,455
  Optometry, pharmacy and other health
   care services                                        26,080          26,787
  Clinic operations                                     16,993          16,382
                                                    ------------     -----------
   Total cost of health care                           107,522         113,852
  Marketing, general and administrative                  8,032           5,792
                                                    ------------     -----------
Operating loss                                         (10,682)         (2,249)
Interest income                                            970             231
                                                    ------------     -----------
Loss before income taxes                                (9,712)         (2,018)
Income tax benefit                                      (1,723)     $     (844)
                                                    ------------     -----------
Net loss                                                (7,989)     $   (1,174)
                                                    ------------     -----------
                                                    ------------     -----------

Loss per common and common equivalent share         $    (2.67)     $    (0.39)
                                                    ------------     -----------
                                                    ------------     -----------

Weighted average number of common shares and
  common equivalent shares                               2,996           2,996

Capitated enrollees:
  California                                           122,446         142,523
  Utah                                                  98,713         118,362
  Arizona                                               33,946          23,460
  New Mexico                                            24,401          26,363
  Nevada                                                 3,621           4,580
                                                    ------------     -----------
    Total                                              283,127         315,288
                                                    ------------     -----------
                                                    ------------     -----------



(1) One-time tax benefit in the quarter pursuant to a tax sharing agreement with FHP in effect through February 14, 1997. Management does not anticipate additional tax benefits during 1997.

  TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
  NEWS RELEASE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CONSOLIDATED BALANCE SHEET INFORMATION
                                     (UNAUDITED)


                                                      MARCH 31,    DECEMBER 31,
                                                       1997(1)        1996
                                                 -------------------------------
(AMOUNTS IN THOUSANDS)

Cash and cash equivalents                         $     93,962    $    41,212
Current assets                                         115,818         74,079
Total assets                                           128,915         86,699
Medical claims payable                                  18,260         15,538
Current liabilities                                     74,569         90,189
Total liabilities                                       78,311         92,236
Stockholders' equity/(deficit)                          52,057         (5,537)


(1) Includes effects of the $67 million capital contribution received on February 14, 1997 in connection with the PacifiCare/FHP merger.

ITEM 7.  EXHIBITS.


     The Company, or its executive officers and directors on behalf of the Company, may from time to time make "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 (collectively, the "Acts"). The Company is filing this Current Report on Form 8-K to avail itself of the safe harbor provided in the Acts with respect to any such (i) forward looking statements that may be contained in the Company's reports and other documents filed with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934 and (ii) oral forward looking statements made by the Company's executive officers and directors on behalf of the Company to the press, potential investors, securities analysts and others. Such forward looking statements could involve, among other things, statements regarding the Company's intent, belief or expectation with respect to (i) the Company's results of operations and financial condition, (ii) the consummation of acquisition and financing transactions and the effect of such transactions on the Company's business, and (iii) the Company's plans and objectives for future operations and expansion. Any such forward looking statements would be subject to the risks and uncertainties that could cause actual results of operations, financial condition, acquisitions, financing transactions, operations, expansion and other events to differ materially from those expressed or implied in such forward looking statements. Any such forward looking statements would be subject to a number of assumptions regarding, among other things, future economic, competitive, regulatory and market conditions generally. Such assumptions would be based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the Company's control. Further, the Company's business is subject to a number of other risks that would affect any such forward looking statements, which risks include, among others, the following:

SUBSTANTIAL OPERATING LOSSES; CAPITAL REQUIREMENTS

     The Company's businesses are comprised of substantial portions of the former staff model operations of FHP International Corporation ("FHP"), which were acquired by the Company in February 1997 (the "Acquisition") in connection with FHP's merger (the "FHP Merger") with PacifiCare Health Systems, Inc. ("PacifiCare"). FHP's staff model operations experienced substantial operating losses over the last five years arising, in part, from the increased competition of contracted care model HMOs. For the year ended December 31, 1996, the Company incurred losses before income tax benefit of $12.1 million, compared to losses of $48.4 million and $27.7 million for the years ended December 31, 1995 and 1994, respectively. Subsidies from FHP partially offset losses incurred in these and in prior periods, but FHP has not provided such subsidies since March 1, 1997. The renegotiation of the Company's provider agreements with FHP (the "New FHP Provider Agreements"), required pursuant to the terms of the FHP Merger, will result in a material decrease in revenues per enrollee for the year ending December 31, 1997. Although management believes this decrease will be offset, in part, by continuing operating improvements, management nevertheless believes that it is likely that the Company will incur substantial losses during 1997 and 1998, and will not generate positive cash flow for those periods. Future operating results will depend on the Company's ability to attract and retain substantial numbers of additional enrollees and physician practice groups and to control costs. There can be no assurance that the Company will generate positive cash flows or profits in the future.

     Prior to the Acquisition, Talbert Medical Management Corporation ("TMMC"), a wholly-owned subsidiary of the Company, received, in connection with the FHP Merger, a capital contribution of $67 million to increase its net worth to approximately $60 million (the "Capital Contribution"). The Company intends to use these funds to fund operating losses and for working capital and other general corporate purposes. However, there can be no assurance that these funds will be sufficient for the Company's capital requirements.

DEPENDENCE ON FHP; DECLINES IN CAPITATED ENROLLMENT

     The Company and the practice groups managed by the Company (the "Talbert Medical Groups") derive nearly all of their revenues from provider agreements with payors, such as HMOs. Prior to 1996, FHP was the only payor to have contracts with the Talbert Medical Groups. For the years ended December 31, 1994, 1995 and 1996, FHP members accounted for nearly 100% of the Company's revenue. The Company intends to reduce its dependence on FHP by seeking payors for the Talbert Medical Groups in addition to those already served, but there can be no assurance that additional provider agreements can be obtained or if obtained, would result in significant numbers of additional enrollees. Moreover, the loss of any FHP contracts, subsequent renegotiation of the terms of FHP's contracts, or the failure to regain or retain FHP's members could have a material adverse effect on the Company. In addition, the loss by FHP of a significant number of the members who are enrolled with the Talbert Medical Groups, including, without limitation, any loss of members resulting from the FHP Merger, could have a material adverse effect on the Company.

     From December 31, 1995 to December 31, 1996, the Company's capitated enrollment declined from 321,588 to 293,837. During the three months ended March 31, 1997, the Company lost an additional 10,710 capitated enrollees. Nearly 100% of the lost enrollees for both periods were FHP members.
Capitation payments received from HMOs and other payors and copayments and fee for service payments derived from capitated enrollees constituted substantially all of the Company's revenues for the years ended December 31, 1994, 1995 and 1996. Substantial reductions in the number of capitated enrollees will result in substantial declines in the Company's revenue.

CONTRACTED RATE DECREASE

     FHP's former provider agreements with the Talbert Medical Groups provided a subsidy to offset, in part, the Talbert Medical Groups' operating losses. As of March 1, 1997, these provider agreements were replaced with the New FHP Provider Agreements that do not provide for this support. Management therefore anticipates that the Company will incur substantial operating losses in 1997 and 1998. On a pro forma basis, the New FHP Provider Agreements would have decreased the Company's revenue from $460.5 million to $421.3 million and increased its operating loss from $13.8 million to $60.3 million for the year ended December 31, 1996. Although the Capital Contribution in connection with the FHP Merger was intended, in part, to offset the projected shortfall in cash flows from the change to the New FHP Provider Agreements, there can be no assurance that this amount will be sufficient for the Company's capital requirements.

CAPITATED NATURE OF REVENUE

     For the year ended December 31, 1996, approximately 100% of the Company's revenue related to provider agreements under which the Talbert Medical Groups received a prepaid monthly capitation fee for each member enrolled with the Talbert Medical Groups and certain utilization-based incentive payments, in exchange for assuming the responsibility to provide specified medical services to enrollees. As a result of capitated nature of such payments, the Talbert Medical Groups assume the risk that the cost of providing medical services will exceed the capitation fee. Because the financial results of the Talbert Medical Groups are consolidated with those of the Company, and because the Company has in certain cases guaranteed the ability of the Talbert Medical Groups to perform their contractual obligations, the Company's success depends in large part on the effective management of health care costs, including controlling utilization of specialty care physicians and other ancillary providers and purchasing services from third-party providers at competitive prices. In addition, as capitation fees are based on a percentage of premiums received by payors such as HMOs, any decreases in premiums could result in lower capitation fees being paid to the Talbert Medical Groups. An unusually high number of catastrophic claims (such as organ transplants and costly premature births) in a given period may cause substantial additional health care costs. Although management believes that the Company's cost control measures, which include risk-sharing arrangements between the Talbert Medical Groups and the payors with which they contract, as well as administrative and medical review of health care delivery services, will help mitigate these effects, such costs may periodically affect the Company's results of operations. Certain risk arrangements, particularly those that do not involve a licensed intermediary, have recently been under review. Although the Company is not a party to such arrangements, changes in government regulation of capitated payment arrangements could require the Company to restructure its operating relationships, and have an adverse effect on its operating results. Changes in health care practices, Medicare reimbursements, revised treatment protocols, new technologies, inflation, epidemics, disasters and other factors affecting the delivery and cost of health care that are or may be beyond the Company's control also may adversely affect the Company's operating results.

IMPORTANCE OF COST REDUCTION INITIATIVES

     The Company has undertaken or plans to undertake a number of cost savings initiatives in order to reduce the cost of health care, as well as management, general and administrative expenses. The Company intends to reduce the cost of health care by improving its use of outside specialists and by renegotiating its specialty provider contracts. The Company has implemented a new physician compensation program designed to improve the Company's operating results and align physician incentives with the provision of quality medical care. The Company also expects to reduce costs by converting to self-insurance for employees' health insurance as well as converting the Company's annual contribution under its employee stock ownership plan (equivalent to two percent of salary) to a performance basis, where contributions will be made only if the Company meets its financial goals. If these initiatives do not produce the expected cost savings, or if they are not implemented in a timely fashion, the Company's operating results and financial condition may be adversely affected.

LIMITED OPERATING HISTORY; NEW BUSINESS STRATEGY

     Although FHP's staff model operations have been in existence since 1961, the Company did not begin operating as a separate entity until January 1996.
The Company therefore has a very limited operating history as a physician practice management company. The Company, TMMC, THSC and the Talbert Medical Groups are seeking to transform themselves from a captive staff model operation to an independent contracted care business. The success of this new business strategy will depend on the Company's ability to adapt its practices and culture to the contracted care environment. Among other challenges, the Company must attract and retain substantial numbers of capitated enrollees to the Talbert Medical Groups from additional payors, manage the delivery of health care to enrollees in a cost-efficient manner under market-based contracts, and respond to developments in a highly competitive and rapidly changing industry. Although in the past the Company has relied nearly exclusively on FHP to generate revenues, the Company anticipates that its future operating results will be dependent upon additional sources of revenue. As a result, the Company's historical financial statements, particularly its historical revenues, may not be indicative of the Company's future operating performance. There can be no assurance that the Company will be able to address these challenges successfully.

POSSIBLE CONTROLLING INTEREST OF FHP

     FHP may acquire a controlling interest in the Company if the Company is unable to raise sufficient funds through the Offering to repay a significant portion of its indebtedness under the Talbert Note. If FHP retains a substantial equity interest in the Company following consummation of the Offering, other payors may be discouraged from contracting with the Company and the interests of FHP and its parent, PacifiCare Holdings, may be different from those of other stockholders. If FHP holds in excess of 20% of the Company's outstanding Common Stock, certain restrictions otherwise applicable to FHP's activities as a stockholder of the Company will cease. If FHP holds in excess of 50% of the Company's outstanding Common Stock, certain agreements between the Company and FHP will be null and void. Under the New FHP Provider Agreements, the consent of FHP and PacifiCare is required for a proposed change in control of TMMC or a Talbert Medical Group for a period of two years from the Effective Time, which consent cannot be unreasonably withheld.

DEPENDENCE ON PRIMARY CARE PHYSICIANS

     Primary care physicians are an integral part of the Talbert Medical Groups, as they provide and manage medical services offered to enrollees. The Company's growth depends, in part, on its ability to retain existing primary care physicians and attract additional ones. Beginning in January 1997, the Company implemented a revised physician compensation program that includes a greater emphasis on performance-based incentives. As a result of the revised compensation system, the New FHP Provider Agreements, or other developments, there can be no assurance that physicians presently in the Talbert Medical Groups will not leave, that the Company will be able to attract additional primary care physicians into the Talbert Medical Groups or that the Company will not have to increase or guarantee the payments receivable by affiliated physicians. To the extent that primary care physicians leave, or additional primary care physicians do not join, the Talbert Medical Groups or payments to physicians are increased, the Company's results of operations may be materially adversely affected. Although physicians in the Talbert Medical Groups enter into employment agreements that include non-competition provisions, there can be no assurance that physicians who leave a Talbert Medical Group will not attempt to compete with that group.

MANAGEMENT OF GROWTH

     The Company's strategy involves growth through the development of practice groups in existing and new markets, as well as selected acquisitions and affiliations in such markets. There can be no assurance that the Company will be able to grow in existing or new markets or successfully identify, complete and integrate future acquisitions. Further, there can be no assurance that the Company will be able to maintain and develop an adequate infrastructure to support future growth.

COMPETITION

     The managed care industry is highly competitive. The industry also is subject to continuing changes in the ways services are provided and providers are selected and paid. As prepaid medical care continues to grow, the Company may encounter increased competition, including competition for enrollees, primary care physicians, community health care resources and management personnel. This competition also may have the effect of reducing capitated payments received by providers from payors. FHP, the Company's principal source of capitated enrollees, has experienced significant competition with respect to its staff model commercial enrollment programs in California in recent periods, which has been responsible, in part, for declines in the Company's capitated enrollment.

     Certain companies are expanding their presence in the physician practice management industry and in certain geographic markets in which the Company operates. A number of companies provide broad management services to primary, multi-specialty and specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. Certain of the Company's competitors are significantly larger, have access to greater resources, have greater experience in providing administrative services and have longer established relationships with buyers of these services. No assurance can be given that the Company's strategy will allow it to compete favorably in obtaining payor contracts for the Talbert Medical Groups or expanding or maintaining its position in existing or new markets.

GOVERNMENT REGULATION

     The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the Company.

     CORPORATE PRACTICE OF MEDICINE. The laws of certain states in which the Company operates or may operate in the future do not permit general business corporations to practice medicine, exercise control over physicians who practice medicine or engage in certain business practices such as fee-splitting with physicians. The Talbert Medical Groups currently operate in certain states through professional corporations. The control arrangements maintained by the Company, through TMMC, over the Talbert Medical Groups are structured to give TMMC control over the Talbert Medical Groups excluding the delivery of medical care. If any activities of the Company violate restrictions on the corporate practice of medicine, such activities would be subject to challenge by interested parties, who may seek injunctive or other relief to prevent the Company from engaging in such practices. If successful, such challenges could require the Company to restructure its operations in a material manner.

     INSURANCE. Laws of all states regulate the business of insurance, and certain of the risk arrangements entered into by the Talbert Medical Groups could, in the future, possibly be characterized by some states as the business of insurance. State insurance regulatory authorities, including the National Association of Insurance Commissioners

(the "NAIC"), have made, and are expected to continue to make, recommendations regarding certain forms of risk sharing arrangements involving provider networks. Such recommendations could result in legislation that requires modification to such arrangements. The NAIC recently approved the Managed Care Network Adequacy Model Act (the "Model Act"), which is intended to establish standards for the creation and maintenance of provider networks by health carriers and establish requirements for written agreements between health carriers offering managed care plans, participating providers (like the Talbert Medical Groups), and intermediaries, under which health care services are provided The Model Act does not carry the force of law unless enacted by state legislatures. The Company cannot predict which states, if any, may adopt the Model Act or a variation of it, and is unable to predict what effect the adoption of such legislation may have on the business of the Company.

     THE CALIFORNIA KNOX-KEENE ACT. The California Department of Corporations has recently issued licenses pursuant to the Knox-Keene Health Care Service Plan Act ("Knox-Keene Act") to networks of providers that seek to contract with HMOs, on a capitated basis, for the global provision of health care services, including hospital services. At present the activities of the Company and the Talbert Medical Groups are limited to contracting for physician services and certain ancillary services for which physicians and physician groups may contract without such licensure under the Knox-Keene Act. In the event that the Company elects to change its strategy, and assume risk for the provision of hospital services, it may be necessary to comply with the Knox-Keene Act. If the activities of the Company were determined by the California Department of Corporations to violate the Knox-Keene Act, the Department of Corporations has the authority to issue an order requiring that the Company cease and desist from the activities constituting the violation, to compel the Company to apply for relevant licensure, and to seek civil and/or criminal penalties against the Company.

     LIMITATIONS ON REFERRALS. The Company is subject to federal legislation regulating certain activities to induce Medicare or Medicaid business and restricting referrals of business to entities in which physicians have a financial interest. Non-compliance with such legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties. California law similarly restricts self-referrals by physicians, irrespective of the source of payment for the services. Violation of this law can result in fines penalties and loss of licensure for a physician. The Company believes that its business arrangements do not involve the referral of patients to entities with whom referring physicians have a financial interest, because referrals are made directly to other providers rather than to entities in which referring physicians have a financial interest. The Company established THSC in order to facilitate compliance with federal and state regulations regarding physician referrals and kickbacks. The physicians in the Talbert Medical Groups do not hold a prohibited interest in THSC. Physicians in a position to make referrals to THSC, or persons who are immediate family members of such physicians, are prohibited from exercising Rights or otherwise acquiring the Company's Common Stock. The Company believes it is in compliance with the laws governing Medicare, Medicaid and physician referrals, but if it were determined to be in violation of any such law, the Company could be subject to significant fines or other penalties and could be required to restructure its operations in a material manner.

     The Company believes that it is in compliance with applicable regulatory requirements including restrictions on the corporate practice of medicine in relevant states, limitations on referrals, regulation of the insurance business and the Knox-Keene Act. No assurance can be given, however, that regulatory authorities, courts or parties with which the Company does business will not assert that the Company is engaged in conduct prohibited under such laws or regulations, and seek relief prohibiting the Company or its affiliates from carrying on their respective businesses or voiding existing contractual relationships. If such assertions are made, the Company may be required to sever or restructure payor contracts or its management services agreements with the Talbert Medical Groups. Any such severing or restructuring could have a material adverse effect on the Company.

HEALTH CARE REFORM

Diverse legislative and regulatory initiatives have been proposed at both the federal and state levels to address both the continuing increases in health care costs and the lack of health care insurance for many people. Among other legislation, Congress has considered major reductions in the rate of increase of Medicare and Medicaid spending as part of efforts to balance the federal budget. State legislatures also have discussed restructuring Medicaid programs and adopting "any willing provider" legislation. Certain of the proposals, if adopted, could have a material adverse effect on the Company.

POTENTIAL CLAIMS AFFECTING THE COMPANY'S INDUSTRY; INSURANCE

     In recent years physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice, bad faith denial of services and other claims for recovery in connection with alleged injuries or misconduct. Many of these lawsuits involve large claims and substantial defense costs. The Company maintains professional malpractice and general liability insurance on behalf of itself and the Talbert Medical Groups in amounts deemed appropriate by management based on the nature and risks of the Company's business. Although the Company currently is not a party to any material litigation relating to the practice of medicine, there can be no assurance that the Company will not become involved in such litigation in the future, that claims arising from such litigation will not exceed the Company's insurance coverage or that such coverage will continue to be available.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   TALBERT MEDICAL MANAGEMENT
                                   HOLDINGS   CORPORATION



                                   By:  /s/ WALTER R. STONE
                                        ----------------------------------
                                        Walter R. Stone
                                        Vice President, Finance, Secretary
                                        and Treasurer

DATED:  May 8, 1997